Exhibit 99.1

Press Release

BIO-key Issues Shareholder Letter

WALL, N.J., Dec. 23 /PRNewswire-FirstCall/ —

Dear Shareholder:

Thank you for your continued support of BIO-key.

As we conclude what we believe will be a very strong year, we want to take the opportunity to provide you with a preliminary business update for 2008 and business outlook for 2009.

2008 has been an important turnaround year in BIO-key’s history. Revenue is currently projected to grow more than 20% over 2007 and we expect to achieve profitability in the fourth quarter and cumulatively for the last nine months of the year.

We see this positive performance continuing into 2009. This optimism is grounded on our growing pipeline of marquee customers:

• We announced earlier this year a major contract with Sagem Morpho, where we are ‘fusing’ our BIO-key matching algorithm with Sagem’s to create the most accurate, high performance solution for finger identification in the industry. This fused offering will be utilized in a number of government programs including the upcoming FBI’s NGI IAFIS opportunity. Equally important to BIO-key and our partnership is Sagem’s position as the world’s leading fingerprint-matching provider. Together we will be well positioned to compete for large scale identification opportunities around the globe.

• As a result of the successful completion of the Bangladesh voter registration project, our customer, Major General Shafiqul Islam was presented with the Outstanding Achievement Award by the ID World International Congress held in Milan, Italy on November 18, 2008. The General won the award in recognition of his leadership during the Bangladesh government’s successful completion of its Voter Registration Project in preparation for the December 29 general elections.

Senator John McCain in his recent visit to Bangladesh on Wednesday, December 3, told reporters at a press conference in Dhaka’s Zia International Airport, “It seems to me that with the incredible registering of 80 million people, this has the possibility of being the fairest election, perhaps in the entire world.”

• McKesson has deployed BIO-key’s biometric technology in their new automated medication dispensing cabinets. “The Connect-Rx integrated software platform surpasses all industry functionality on the market today,” said Dave Souerwine, president of McKesson’s Automation Solutions Group. “It’s viewed by industry experts as at least two generations ahead of competing software solutions. Connect-Rx provides the foundation that hospitals need to deliver safe, cost-effective care, and enables hospitals to maximize their investment while improving safety and workforce productivity.”

• Perhaps the leading technologist in the medical industry, Dr. John Halamka, Dean at the Harvard Medical School and IT Director at Beth Israel Hospital said in his December blog, “my cool technology of the week is the Bio-key fingerprint biometrics authentication system, an authentication solution that is my favorite candidate for two factor authentication, such as will likely be required by the Drug Enforcement Agency for e-prescribing of controlled substances. Simple to implement, standards-based, and easy to use biometric authentication — that’s cool!”

• Other recent orders were received from AT&T, BNP Paribas Financial Services, Brand New Technologies in South Africa, ChoicePoint, Pulaski County (IN) Sheriff’s Office, Bexley (OH) Police Department and Hawaii County (HI) Police Department.

We believe these new awards along with our recurring maintenance revenue will enable us to grow and be profitable throughout 2009.

Our overall plan is to fully develop our high margin strategic businesses and opportunistically exploit certain assets to generate sufficient cash to fully redeem our preferred stock. We believe that market conditions will improve in the second half of 2009 and that, when combined with our anticipated solid operating results will offer the company additional flexibility.

We also believe that we will generate sufficient cash such that under certain conditions the 2009 preferred dividends could be paid in cash and thus would have the potential to eliminate the dilutive and selling pressure effect on the stock coming from the payment of millions of shares of stock to service the preferred dividends.

We believe our solid 2008 performance marked with growth, profitability, solid sales pipeline and high quality large footprint partners as customers and references makes us well prepared for continued strong results in 2009.

All of BIO-key wishes you a Merry Christmas, Happy Holidays and a prosperous New Year.

Sincerely,

Michael DePasquale

CEO

BIO-key International

BIO-key Safe Harbor Statement
Certain statements contained in this letter to shareholders may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc. (OTC Bulletin Board: BKYI), see “Risk Factors” in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Contact:
Bud Yanak
732-359-1100

© Copyright 2008 by BIO-key International, Inc.